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                          FINANCIAL RELATIONS AGREEMENT

     This Agreement, entered into as of this 1st day of June 1997, by and between Diplomat Corporation ("Company") located at 25 Kay Fries Drive, Stony Point, New York and Shanna L. Wolf and Marc E. Lehmann (collectively "Consultant") with offices located at 1632 Dover Court, Teaneck, New Jersey 07666, pursuant to which Consultant will furnish to the Company financial and investor relations as follows:

     1. Consultant will perform services for the Company in all areas generally considered to be financial and investor relations, including but not limited to the preparation, in conjunction with the Company, review and dissemination of financial publicity, annual and interim reports for stockholders and the financial community, preparation and dissemination of information concerning the Company's operations and consultation with respect to the appropriateness of timing and content of financial communications, and arranging and attending meetings with regard thereto. This Agreement does not include services rendered by Consultant to the Company in the areas of private placements, other financings, mergers or acquisitions, the compensation for which will be negotiated separately by the Company and Consultant.

     2. Information to be released by Consultant will be disseminated to general, financial and trade media, the investment banking community, banks and statistical organizations, shareholders and prospective shareholders of the Company, and selected analysts, all as deemed necessary or appropriate by Consultant and the Company.

     3. All information to be disseminated through Consultant will be based upon material furnished by the Company and will be released only after receipt by Consultant of final approval from the Company.

     4. The initial term of this Agreement shall be for six months from the date of this Agreement. Thereafter the agreement shall be renewed for consecutive six
(6) month terms if agreed to in writing by both the Company and Consultant.

     5. As compensation for the services rendered hereunder, the Company will pay Consultant a monthly fee of $2,500, payable in advance at the beginning of each month. In addition, Consultant shall be entitled to reimbursement for all out-of-pocket expenses incurred in performing the above duties, including printing, mailings, and long distance phone charges. of course, the Company because of its in-house capability may choose to perform some of these functions at its own expense. Reimbursable expenses shall be payable by the Company upon submission by Consultant of invoices delineating such expenses. All out-of-pocket expenses in excess of $50 must be itemized, and all out-of-pocket expenses in excess of $250 must be approved in advance by the Company. In the event of an emergency where an appropriate Company official is unavailable, Consultant will use its best judgment in the matter but the sum may not exceed $1,000.

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     6. Consultant as its first objective will create a corporate profile of
Diplomat and distribute same.

     7. As additional compensation, the Company hereby grants to each Consultant options (the "Stock Options") to purchase 25,000 shares of Common Stock of the Company for a total of 50,000 shares (the "Option Shares") exercisable over a five-year period from the date hereof regardless whether this Agreement has been terminated. Said Stock Options shall not be transferrable or assignable, without the prior consent of the Company. The Company and Consultant hereby agree that the exercise price shall be $1 3/4 per share, the trading price as of April 1, 1997, the date on which Consultant and management agreed to enter this Agreement. 5,000 shares (each shall be exercisable upon signing, 5,000 shares
(each) shall be exercisable one year from the date hereof and an additional 5,000 (each) on each of the three succeeding anniversary dates hereof. The exercise of the shares shall be in no less than 2,500 share increments and the right to exercise all such options shall expire five years from the date hereof, and all unexercised options shall thereupon terminate. Subject to legal requirements and any "lockups" or other restrictions imposed by underwriters or the like acting on behalf of the Company, the holding period shall be no less than 90 days after exercise. Should the Company be acquired or enter into a merger with another entity, all unexpired options shall become fully exercisable. Diplomat will grant "piggyback" registration rights to Consultant with regard to the Option Shares and the right to demand registration of the Option Shares commencing six months from the date hereof, which rights will be set out in a separate registration rights agreement in favor of Consultant.

     7.1 Stock Options may be exercised by written notice directed to the Company or such other person as may be designated by the Company accompanied by a bank or certified check or wire transfer to the Company in payment of the exercise price for the Option Shares. The Company shall make immediate delivery of the Option Shares, fully paid and nonassessable, in the name of the respective Consultant subject to any of the above named restrictions and with appropriate legends.

     8. This Agreement may not be transferred or assigned by either party without the prior written consent of the other. This Agreement reflects the entire agreement between the parties and may not be modified in any way except in writing signed by both parties. This Agreement shall be governed by the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first above written.


                                           DIPLOMAT CORPORATION

                                           ------------------------------------
                                           Jonathan Rosenberg

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                                           Chief Executive Officer


                                           ------------------------------------
                                           Shanna L. Wolf


                                           ------------------------------------
                                           Marc E. Lehmann


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